Exhibit 21

THE LACLEDE GROUP, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries of The Laclede Group, Inc. (Parent)	Percent of Voting Stock Owned

Laclede Gas Company	100%
Laclede Pipeline Company	100%
Laclede Investment LLC*	100%
Laclede Development Company**	100%
SM&P Utility Resources, Inc.	100%

*Subsidiary Company of Laclede Investment LLC
Laclede Energy Resources, Inc.	100%
Subsidiary Company of Laclede Energy Resources, Inc.
Laclede Gas Family Services, Inc.	100%
**Subsidiary Company of Laclede Development Company
Laclede Venture Corp	100%

All of the above corporations have been organized under the laws of the State of Missouri.